Exhibit 23.8

May 13, 2009

MK Arizona Corp.

333 Sandy Springs Circle, Suite 223

Atlanta, GA 30328

RE:	MK Arizona Corp.

Gentlemen:

I acknowledge that I am referred to in the registration statement of MK Arizona Corp. on Form S-4 (File No. 333-153492), and I hereby consent to the use of my name in such registration statement and to the filing of this consent as Exhibit 23.8 to the registration statement.

Sincerely,

/s/ Neil Danics

Neil Danics